                                                                    Exhibit 99.1

                                  EXHIBIT 99.1

                            EXPLANATION OF RESPONSES

(2) Insight Partners XII, L.P. ("IP XII") holds 4,519,074 Shares of common stock of the Issuer ("Shares" and each, a "Share"), Insight Partners XII (Co-
Investors), L.P. ("IP Co- Investors") holds 6,476 Shares, Insight Partners XII
(Co-Investors) (B), L.P. ("IP Co-Investors B") holds 116,625 Shares, Insight
Partners (Cayman) XII, L.P. ("IP Cayman") holds 6,365,864 Shares, Insight
Partners (Delaware) XII, L.P. ("IP Delaware") holds 460,931 Shares and Insight
Partners (EU) XII, S.C.Sp. ("IP EU" ) holds 1,031,030 Shares.

(3) The reporting person is a member of the board of managers of Insight
Holdings Group, LLC ("Holdings"). Holdings is the sole shareholder of Insight
Associates XII, Ltd. ("IVA XII Ltd"), which in turn is the general partner of
Insight Associates XII, L.P. ("IVA XII LP"), which in turn is the general partner of each of IP XII, IP Co-Investors, IP Co-Investors B, IP Cayman and IP
Delaware (collectively, the "Fund XII Entities", and collectively with IP EU,
"Fund XII"). Holdings is the sole shareholder of Insight Associates (EU) XII,
S.a.r.l. ("IA EU XII"), which in turn is the general partner of IP EU.

(4) All Shares indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of IVA XII Ltd, IVA XII
Ltd is the general partner of IVA XII LP, IVA XII LP is the general partners of the Fund XII Entities, Holdings is the sole shareholder of IA EU XII, IA EU XII is the general partner of IP EU and the reporting person therefore may be deemed to share voting and dispositive power over such shares. The reporting person disclaims beneficial ownership of all Shares held of record by Fund XII, except to the extent of his pecuniary interest therein.